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                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46417 and 333-61161) of Landmark Systems Corporation of our report dated February 15, 1999, except for the information in
Note 2 under "Basis of Presentation (Restated)" to the consolidated financial statements, as to which the date is February 29, 2000, relating to the consolidated financial statements, appearing in Landmark Systems Corporation's Annual Report on Form 10-K, as amended for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 29, 2000, relating to the financial statement schedule, which appears in this Form 10-K, as amended. We also consent to the reference to us under the heading "Selected Financial Data" which appears in this Form 10-K, as amended.


/s/ PricewaterhouseCoopers LLP


McLean, Virginia
March 29, 2000